Exhibit 10.1

Synthesis Energy Systems, Inc.

Three Riverway, Suite 300

Houston, Texas 77056

April 19, 2016

Re: Offer of Employment with Synthesis Energy Systems, Inc. (the “Company”)

Dear Mr. Davis,

Our team was very pleased to meet and get to know you during your visit to our office, and has been very impressed with your qualifications and reasons for wanting to join the Company. This letter contains the terms of the Company’s offer of employment to you.

We are hopeful that you will find this acceptable and we look forward to hearing from you soon. Please feel free to contact me if you have any questions.

Sincerely yours,

Synthesis Energy Systems, Inc.

/s/ Roger Ondreko

Roger Ondreko

Chief Financial Officer

Employment Offer Letter for Scott Davis

Anticipated Start Date

The start date will be mutually agreed upon by you and Roger Ondreko, the Chief Financial Officer. Upon your start date, you will be employed by Synthesis Energy Systems (the “Company”) to furnish your personal services exclusively for the benefit of the Company and its subsidiaries and customers.

Title/Reporting Relationship

The title for this position is Corporate Controller and you will report to Roger Ondreko, Chief Financial Officer.

Responsibilities

Your duties and responsibilities will be such as are reasonably assigned to you by the Chief Financial Officer. While employed by the Company, you will devote full time and attention during normal business hours to the affairs of the Company and use your best efforts to perform faithfully and efficiently your duties and responsibilities. You shall perform the services required by this letter at the Company’s present principal place of business in Houston, Texas, or at such other location(s) as may be mutually agreed by you and the Company.

Travel

Some domestic and/or international travel will be required for this position.

Resident Status

As a condition to your employment, you acknowledge and agree that you will continue to maintain your status as a “permanent resident” of the United States and will comply with all conditions and restrictions set forth by U.S. Citizenship and Immigration Services and other similar government entities.

Salary

The Company is offering you a starting salary of $175,000 per year (the “Base Salary”), payable in equal semi-monthly installments or in accordance with the Company’s established policy. The Company will conduct an annual review of your compensation and may, in its sole discretion, adjust your Base Salary based upon relevant circumstances.

Incentive Award

Subject to the terms and conditions of a Nonstatutory Stock Option Agreement to be entered into between the Company and you (with the approval of the Compensation Committee of the Board), the Company shall grant to you $50,000 equivalent of restricted stock units of the Company’s common stock. The number of restricted stock units will be determined at the fair market value of such shares on the date of grant as determined under the Plan, vesting as to 25% on each of the first, second, third and fourth anniversaries of the date of the grant.

From time to time, you may be eligible for additional incentive awards of non-statutory stock options or restricted stock issued pursuant to the Plan or any other incentive compensation plan then in effect. The issuance of such awards will be determined by, and to be at the sole discretion of the CEO, with approval of the Board. Such Incentive Award amounts will be based on the achievements of you and the Company.

Vacation

You will be entitled to annual paid vacation equal to twenty days per year, such amount to be prorated for any partial year in which you work for the Company. The use of any vacation time not taken will be subject to the Company’s vacation policy as in effect from time to time.

Bonus Program

You will be eligible for discretionary bonuses from time to time in the Company’s sole discretion. Eligibility will be based on achievement of certain Company and individual goals and objectives.

Plans

You shall be eligible to participate in and shall receive all benefits under all incentive, savings and retirement plans and programs maintained or established by the Company for the benefit of its employees. Further, you and/or your family, as the case may be, shall be eligible to participate in and shall receive all benefits under each welfare benefit plan of the Company maintained or established by the Company for the benefit of its employees. The Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such program or plan, so long as such actions are similarly applicable to covered employees generally.

Reimbursement of Certain Business Expenses

Business expenses customarily incurred by persons holding positions of like responsibility will be reimbursed subject to your complying with the Company’s policy regarding the reimbursement of such expenses as in effect from time to time during your employment.

At-Will Employment

You will be employed as an at-will-employee, which means that your employment may be terminated with no further obligation at any time, at the election of either you or the Company, for any reason or no reason, with or without any advance notice.

Compliance with Company Policies

You agree to comply with all applicable policies, rules and regulations of the Company, including, but not limited to, the Company’s Code of Business and Ethical Conduct and policies regarding compliance with the U.S. Foreign Corrupt Practices Act, each as in effect from time to time.

Restrictive Covenants

You acknowledge, understand and agree that as a condition to the Company’s execution of this letter, you are bound by, and shall be obligated to comply with, the covenants set forth on Annex A to the letter regarding (i) Confidential Information, (ii) Disclosure of Information, Ideas, Concepts, Improvements, Discoveries and Inventions, (iii) Ownership of Information, Ideas, Concepts, Improvements, Discoveries and Inventions, and all Original Works of Authorship and (iv) Non-Competition; Non-Solicitation. It is further acknowledged, understood and agreed by that the covenants made by you as set forth on Annex A are essential elements of your employment and that, but for your agreement to comply with such covenants, the Company would not have hired you.

You further represent and covenant to the Company that you are not subject or a party to any employment agreement, noncompetition covenant, nondisclosure agreement, or any similar agreement or covenant that would prohibit you from executing this letter and fully performing your duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect the duties and responsibilities that may now or in the future be assigned to you.

Entire Agreement; No Oral Amendments

This letter, together with any document, policy, rule or regulation referred to herein, replaces all previous agreements and discussions relating to the same or similar subject matter between you and the Company and constitutes the entire agreement between you and the Company with respect to the subject matter of this letter. This letter may not be modified in any respect by any verbal statement, representation or agreement made by any executive, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.

I hereby accept this offer of employment.

/s/ Scott Davis	April 19, 2016
Scott Davis	Date

ANNEX A

COVENANTS AS TO CONFIDENTIALITY, DISCLOSURE AND OWNERSHIP OF INFORMATION, NON-COMPETITION AND NON-SOLICITATION

Confidential Information

In connection with your position as Corporate Controller of the Company, the Company will from time to time provide you with Confidential Information, as defined below, so that you may perform the duties and responsibilities of your position. You acknowledge, understand and agree that all such Confidential Information, whether developed by you or others employed by or in any way associated with you or the Company, is the exclusive and confidential property of the Company and shall be regarded, treated and protected as such in accordance with this letter. You acknowledge that all such Confidential Information is in the nature of a trade secret. Failure to mark any writing confidential shall not affect the confidential nature of such writing or the information contained therein.

“Confidential Information” means information, which is used in the business of the Company and (i) is proprietary to, about or created by the Company, (ii) gives the Company some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company, (iii) is designated as Confidential Information by the Company, is known by you to be considered confidential by the Company, or from all the relevant circumstances should reasonably be assumed by you to be confidential and proprietary to the Company, or (iv) is not generally known by non-Company personnel. Confidential Information excludes, however, any information that is lawfully in the public domain or has been publicly disclosed by the Company. Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

(a) Information related to all proprietary information developed, licensed or otherwise acquired by the Company, including, but not limited to, relating to the U-GAS® coal gasification technology, the manufacture of synthesis gas and other energy products in a proprietary process (the “Technology”);

(b) Internal personnel and financial information of the Company, vendor information (including vendor characteristics, services, prices, lists and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting the business of the Company;

(c) Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies (including, without limitation, all information relating to any acquisition prospect and the identity of any key contact within the organization of any acquisition prospect) of the Company which have been or are being discussed;

(d) Names and contact information for customers, suppliers and their representatives, contracts (including their contents and parties), customer services, and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers or suppliers of the Company;

(e) Confidential and proprietary information provided to the Company by any actual or potential customer, supplier, government agency or other third party (including businesses, consultants and other entities and individuals); and

(f) Work product resulting from or related to the research or development of the Technology.

You further agree that you shall not make any statement or disclosure to third parties that (i) would be prohibited by applicable Federal or state laws, or (ii) is intended or reasonably likely to be detrimental to the Company or any of its subsidiaries or affiliates.

As a consequence of the Company providing you with its Confidential Information, you shall occupy a position of trust and confidence with respect to the affairs and business of the Company. In view of the foregoing and of the consideration to be provided to you, you agree that it is reasonable and necessary that you make each of the following covenants:

(a) During your employment and thereafter, you shall not disclose Confidential Information to any person or entity, either inside or outside of the Company, other than as necessary in carrying out your duties and responsibilities to the Company, without first obtaining the Company’s prior written consent (unless such disclosure is compelled pursuant to court orders or subpoena, and at which time you shall give prior written notice of such proceedings to the Company).

(b) During your employment and thereafter, you shall not use, copy or transfer Confidential Information other than as necessary in carrying out your duties and responsibilities, without first obtaining the Company’s prior written consent.

(c) On the termination of your employment, you shall promptly deliver to the Company (or its designee) all written materials, records and documents made by you or which came into your possession during your employment concerning the business or affairs of the Company, including, without limitation, all materials containing Confidential Information.

Disclosure of Information, Ideas, Concepts, Improvements, Discoveries and Inventions

As part of your fiduciary duties to the Company and its affiliates, you agree that during your employment by the Company, you shall promptly disclose in writing to the Company all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, and whether or not reduced to practice, which are conceived, developed, made or acquired by you, either individually or jointly with others, and which relate to the business, products or services of the Company or its affiliates, irrespective of whether you used the Company’s time or facilities and irrespective of whether such information, idea, concept, improvement, discovery or invention was conceived, developed, discovered or acquired by you on the job, at home, or elsewhere. This obligation extends to all types of information, ideas and concepts, including information, ideas and concepts relating to the Technology, the development of coal gasification and syngas production and the provision of distributed power, utility services and coal gasification plant development, operations and maintenance based on the Technology, new types of services, other corporate opportunities, acquisition prospects, prospective names or service marks for the Company’s business activities, and the like.

Ownership of Information, Ideas, Concepts, Improvements, Discoveries and Inventions, and all Original Works of Authorship

All information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by you or which are disclosed or made known to you, individually or in conjunction with others, during your employment and which relate to the business, products or services of the Company (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customers’ organizations, marketing and merchandising techniques, and prospective names and service marks) are and shall be the sole and exclusive property of the Company. Furthermore, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company.

In particular, you hereby specifically sell, assign, transfer and convey to the Company all of your worldwide right, title and interest in and to all such information, ideas, concepts, improvements, discoveries or inventions, and any United States or foreign applications for patents, inventor’s certificates or other industrial rights which may be filed in respect thereof, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and applications for registration of such names and service marks. You shall assist the Company at all times, during your employment and thereafter, in the protection of such information, ideas, concepts, improvements, discoveries or inventions, in the United States and all foreign countries, which assistance shall include, but shall not be limited to, the execution of all lawful oaths and all assignment documents requested by the Company or its nominee in connection with the preparation, prosecution, issuance or enforcement of any applications for United States or foreign patents, including divisions, continuations, continuations in part, reissues and/or extensions thereof, and any application for the registration of such names and service marks.

In the event you create, during your employment, any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as, videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s business, products or services, whether such work is created solely by you or jointly with others, the Company shall be deemed the author of such work if the work is prepared by you in the scope of your employment; or, if the work is not prepared by you within the scope of your employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be work made for hire, and the Company shall be the author of such work. If such work is neither prepared by you within the scope of your employment nor a work specially ordered and deemed to be a work made for hire, then you hereby agree to sell, transfer, assign and convey, and by these presents, do sell, transfer, assign and convey, to the Company all of your worldwide right, title and interest in and to such work and all rights of copyright therein. You agree to assist the Company and its affiliates, at all times, during your employment and thereafter, in the protection of the Company’s worldwide right, title and interest in and to such work and all rights of copyright therein, which assistance shall include, but shall not be limited to, the execution of all documents requested by the Company or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries.

Non-Competition; Non-Solicitation

During your employment and for the six-month period following the date of termination of your employment, you shall not, acting alone or in conjunction with others, directly or indirectly, in any area in which you have worked for the Company or as to which you have received Confidential Information relating to the Company, including, but not limited to, the People’s Republic of China, the Republic of India and the United States, invest or engage, directly or indirectly, in any Competing Business (as defined below) or accept employment with or render services to such a Competing Business as a director, officer, agent, executive or consultant or in any other capacity. Notwithstanding the above, you may serve as an officer, director, agent, employee or consultant to a Competing Business whose business is diversified and which is, as to the part of its business to which you are providing services, not a Competing Business; provided, that prior to accepting employment or providing services to such a Competing Business, you and the Competing Business will provide written assurances satisfactory to the Company that you will not render services directly or indirectly for a six-month period to any portion of the Competing Business which competes directly or indirectly with the Company.

For purposes of this letter, “Competing Business” means any individual, business, firm, company, partnership, joint venture, organization, or other entity that is engaged in the actual or intended business of the Company and/or its affiliates during the term of your employment including, but not limited to, the development of coal gasification coal and biomass mixture gasification and syngas production and the provision of distributed power, utility services and coal gasification coal and biomass mixture gasification plant development, operations and maintenance based on coal gasification and coal and biomass mixture gasification technology.

In addition to the other obligations agreed to by you in this letter, you agree that for six months following the date of termination of your employment, you shall not directly or indirectly, (i) hire or attempt to hire any employee of the Company, or induce, entice, encourage or solicit any employee of the Company to leave his or her employment, or (ii) contact, communicate with or solicit any distributor, customer or acquisition or business prospect or business opportunity of the Company for the purpose of causing them to terminate, alter or amend their business relationship with the Company.

You hereby specifically acknowledge and agree that:

(a)	The Company expended and will continue to expend substantial time, money and effort in developing its business;

(b)	You will, in the course of your employment, be personally entrusted with and exposed to Confidential Information;

(c)	The Company, during your employment and thereafter, will be engaged in its highly competitive business in which many firms compete;

(d)	You could, after having access to the Company’s financial records, contracts, and other Confidential Information and know-how and, after receiving training by and experience with the Company, become a competitor;

(e)	The Company will suffer great loss and irreparable harm if you terminate your employment and enter, directly or indirectly, into competition with the Company;

(f)	The temporal and other restrictions contained in this “Non-Competition; Non-Solicitation” provision are in all respects reasonable and necessary to protect the business goodwill, trade secrets, prospects and other reasonable business interests of the Company;

(g)	The enforcement of this “Non-Competition; Non-Solicitation” provision will not work an undue or unfair hardship on you or otherwise be oppressive to you; it being specifically acknowledged and agreed by you that you have activities and other business interests and opportunities which will provide you adequate means of support if the provisions of this “Non-Competition; Non-Solicitation” provision are enforced after your termination; and

(h)	The enforcement of this “Non-Competition; Non-Solicitation” provision will neither deprive the public of needed goods or services nor otherwise be injurious to the public.

The parties hereto further agree that if a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this “Non-Competition; Non-Solicitation” provision is overly restrictive and unenforceable, the court shall reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this “Non-Competition; Non-Solicitation” provision shall remain in full force and effect. The parties hereto further agree that if a court of competent jurisdiction determines that any provision of this “Non-Competition; Non-Solicitation” provision is invalid or against public policy, the remainder of this “Non-Competition; Non-Solicitation” provision shall not be affected thereby, and shall remain in full force and effect.